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                                                                  EXHIBIT 10-AC


                       WIC / Columbia Exit Fee Agreement



     This Agreement is entered into by Wyoming Interstate Company, Ltd.

("WIC") and Columbia Gas Transmission Corporation ("TCO").

     WHEREAS:  WIC and TCO are parties to a Transportation Service Agreement dated August 15, 1983 pursuant to which WIC provides firm transportation service for TCO under WIC's FERC Rate Schedule T. Said agreement has a termination date of January 1, 2004; AND

     WHEREAS:  TCO has restructured its services pursuant to the Federal Energy

Regulatory Commission's (FERC) Order No. 636 and no longer has need for the firm transportation service available under said agreement; AND

     WHEREAS:  TCO has sought to assign some or all of its capacity on WIC to its customers consistent with Order No. 636, and has posted the availability of said capacity on its Electronic Bulletin Board (EBB) as well as on WIC's EBB,

and has been unsuccessful in finding any party or parties desirous of taking over TCO's entitlement; AND

     WHEREAS:  WIC is holding refunds related to past service for TCO as a result of the settlement of WIC's rate case in FERC Docket No. RP85- 39 for the period June 1, 1985 through August 31, 1991 which total approximately $15.4 million (including interest as of November 1, 1993); AND

     WHEREAS:  On March 17, 1994, WIC made a compliance filing pursuant to a

FERC order dated March 2, 1994 in Docket No. RP85-39-015 to flow back excess deferred income tax amounts through monthly




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reservation charge credits to customer's invoices beginning with the March 1994 production month, based upon the historical throughput for the period 1982 through June 1987; AND

     WHEREAS:  TCO has not fully paid WIC's bills for the months of May, June and July of 1991; AND

     WHEREAS:  WIC has filed a proof of claim against TCO in Case No. 91-804 pending in the United States Bankruptcy Court for the District of Delaware

(Claim No. 12097); and

     WHEREAS:  WIC has a gas imbalance with TCO which the parties agree is

71,623 MMBtu as of October 31, 1993, and which WIC will satisfy in the ordinary course of business by paying for the gas at the rate of $1.71 per MMBtu, for a total amount of $122,475.33.


IT IS HEREBY AGREED AS FOLLOWS:

     1.   WIC shall relieve TCO of its remaining contractual obligations under the aforementioned Transportation Service Agreement in consideration of the payment by TCO of $11,200,000 as an "Exit Fee" pursuant to FERC Order No.

636. TCO shall pay the Exit Fee, with interest commencing July 1, 1994 on the net amount due after deducting the gross amount of the demand charges referenced in Paragraph 5 below and the Exit Fee installments made pursuant to this paragraph. TCO shall pay the Exit Fee over a period of no greater than one year, which is the period over which TCO will propose to collect such amount from its customers. Such payments shall commence at the time TCO commences


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recovery from its customers which shall be no later than 60 days after the

Approval Date. The "Approval Date" shall mean the date upon which this

Agreement is approved as to all of its terms, including specifically TCO's right to fully recover the Exit Fee, with interest, from its customers, without amendment or condition by both final FERC order(s), no longer subject to rehearing, and by an order of the Bankruptcy Court.  Such orders are referred to herein as the "Approval Orders". Provided, however, that should any order change, amend or condition this Agreement, the party adversely affected thereby shall have the exclusive right to accept in writing any such change, amendment or condition so that such order shall constitute an Approval Order and this

Agreement shall be given full force and effect.

     2.   TCO shall pay to WIC within ten (10) days after this Agreement is approved by the Bankruptcy Court the amount of $810,537.34, without interest, in final resolution of the dispute regarding service for the months of May, June and July 1991 and any right of setoff for this amount under

Section 553 of the Bankruptcy Code. This amount is based upon the rates actually billed for May, June and July of 1991. In the refund referenced in

Paragraph 4 below, the May, June and July invoices shall be treated as if paid timely and in full. WIC's proof of claim (Claim No. 12097) shall be deemed withdrawn without prejudice on the tenth day after the date of approval by the

Bankruptcy Court. WIC shall file no other claims in TCO's bankruptcy for the period prior to November 1, 1993.



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     3.   WIC shall pay to TCO in the ordinary course of business within ten (10) days after this Agreement is executed the amount of $122,475.33 for resolution of the imbalances owed by WIC to TCO. Any other imbalances crated after October 31, 1993, shall be handled in the ordinary course of business.

     4.   WIC shall pay to TCO within ten (10) days after the Approval

Date a refund, with interest, in Docket No. RP85-39, in an amount as finally determined by FERC. Accordingly, also within ten (10) days after the Approval

Date, WIC's motion for relief from stay and to escrow funds shall be withdrawn as moot.

     5.   For each production month beginning March 1994, WIC shall pay to

TCO the refunds of excess deferred income taxes as they become due and payable in the amount and by the methods determined by FERC in Docket No. RP85-39-015,

et al. (including any recalculation, and refund, relating to the flowback of deferred state income taxes subject to the outcome of the hearing in Docket No.

RP85-39-009). Provided, however, that within ten (10) days after the Approval

Date, WIC shall pay to TCO the then remaining amount of refunds of excess deferred income taxes still due TCO in a lump sum with interest in the amount as determined by final FERC order(s), no longer subject to rehearing or appeal,

in Docket No. RP85-39-015, et al. If the FERC order(s) in Docket No.

RP85-39-015, et al. are subject to rehearing or appeal as of the Approval Date,

WIC shall pay to TCO the remaining amount of refunds of excess deferred income taxes still due TCO as finally determined by




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FERC in a lump sum with interest within ten (10) days after such order(s) are final and not subject to further review.

     6.   TCO shall continue to make full and timely payment of the demand charges due to WIC during the period that this Agreement is pending review as set forth below. All sums submitted as demand charge payments (prior to consideration of any amounts reflected as credits against demand charge payments for excess deferred income taxes) beginning with payments for the

November 1993 billing month shall be credited to the amounts due WIC (including interest from July 1, 1994) as the Exit Fee.

     7.   Except as set forth in this Agreement, WIC and TCO release and waive any claims either party may have against the other relating to the period prior to November 1, 1993.

     8.   This shall be a whole agreement and no provision, except for

Paragraphs 3 and 5, shall be severable from the totality of this Agreement.

     9.   This Agreement shall be effective as of the date of full

execution by both parties. Both parties shall use reasonable, good faith efforts to obtain approvals from the Bankruptcy Court and FERC where such approvals are required. This Agreement shall be of no other force and effect

(excepting also the provisions of Paragraphs 3 and 5) unless approved as to all of its terms, without change, amendment or condition (unless any change,

amendment or condition is waived in writing by the party adversely affected thereby), by Approval Orders. If any Court should reverse in whole or in part an Approval Order, unless the parties agree in



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writing to the contrary, all monies paid by TCO to WIC under Paragraphs 1 and 2 and by WIC to TCO under Paragraph 4 (excepting also Paragraphs 3 and 5), plus interest, shall be returned to TCO and WIC, respectively, the status quo ante shall be restored and TCO shall pay to WIC all demand charges due for the period after the Approval Date up to the date of reversal, and TCO and WIC retain all rights to assert claims, objections and other rights to be resolved by this Agreement.

     10.   Interest on all payments under this Agreement which require interest shall be determined pursuant to the FERC's regulations at 18 C.F.R.

Section  154.102.

     11.   This Agreement shall be subject to approval by the Board of

Directors of CIG Gas Supply Company, the general partner of WIC.

     12.   This Agreement shall not be deemed an admission of any fact or proposition of law, and shall not be used for any purpose other than to enforce the terms of this Agreement.


ACCEPTED AND AGREED To this                ACCEPTED AND AGREED To this
21st day of    April,     1994.            26th day of    April,    1994.
            -------------                              ------------


COLUMBIA GAS TRANSMISSION                  WYOMING INTERSTATE COMPANY LTD.
  CORPORATION
                                           By: CIG GAS SUPPLY COMPANY,
                                               General Partner
By:   /s/ B. D. Perine
    -----------------------
     Senior Vice President
                                           By:    /s/ J. R. Whitney
                                               ------------------------
                                                  Vice President





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